Exhibit 99.1

Sparton Corporation

Fiscal 2012 Second Quarter Financial Results

February 8, 2012

Conference Call Script

{Slide 1 – Cover Page}

MIKE OSBORNE (Sr. VP – Business Development) SPEAKS

Thank you operator. Good morning and thank you for participating in Sparton’s fiscal 2012 second quarter financial results conference call.

{Slide 2 – Safe Harbor Statement}

Before we begin the discussion, I will take a few minutes to read the forward-looking statement. Certain statements in this conference call constitute forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. When used in this conference call, words such as “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions as they relate to the Company or its management constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include those contained under the heading of risk factors and in the management’s discussion and analysis contained from time-to-time in the Company’s filings with the Securities and Exchange Commission.

Adjusted operating income, adjusted net income and adjusted income per share – basic and diluted and adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) are non-GAAP financial measures that exclude or add the effect of certain gains and charges, including imputing taxes at a 36% effective rate. Sparton believes that the presentation of non-GAAP financial information provides useful supplemental information to management and investors regarding financial and business trends relating to the Company’s financial results. More detailed information, including period over period segment comparisons, non-GAAP reconciliation tables and the reasons management believes non-GAAP measures provide useful information to investors, is included in the Fiscal 2012 Second Quarter Financial Results press release and Form 10-Q dated February 7, 2012.

{Slide 3 – Today’s Call Agenda}

Today, Cary Wood, our President and CEO, and Greg Slome, our CFO, will report our fiscal year 2012 second quarter financial results, provide an update on the status of our liquidity and capital resources, summarize the Company’s sonobuoy awards, review the Siemens dual sourcing impact, and provide a brief update on the remainder of fiscal 2012. At the end of the narrative, we will allow our investors and other interested parties to ask questions related to the Company’s financial performance and operations. In fairness to all participants, we will ask that one question be asked at a time with the call ending at approximately 12:00pm EDT.

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I would now like to turn the call over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Mike. Good morning and welcome to our fiscal 2012 second quarter call.

{Slide 4 – 2nd Quarter Highlights}

Today, we will begin by reviewing our second quarter performance highlights:

•	Net sales were up 20% from the prior year or 14% after the net effect of acquisitions.

•	Gross margins within Complex Systems increased to 10.4% of sales, up from 7.1% in the prior year quarter and 5.0% in the second quarter of fiscal 2010.

•	Selling and administrative expenses decreased as compared to the prior year quarter.

•	Adjusted earnings per share increased by 80% from the prior year quarter.

•	The integration of Byers Peak into our Frederick, Colorado facility was completed.

•

New business development awards continued in the second quarter with seven new programs, bringing the fiscal year-to-date total to 16 new programs with 8 of those being new customers. New customers for the digital compass and Sparton Express as well as U.S. Navy sonobuoy awards are not included in our new business analysis; and finally

•	Adjusted EBITDA increased by 65% while cash and cash equivalents increased by $3.6 million in the current year second quarter.

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{Slide 5 – 2nd Quarter Consolidated Financial Results}

I would now like to review our second quarter consolidated performance.

We are pleased to report fiscal 2012 second quarter adjusted operating income of $2.9 million and adjusted net income of $1.8 million or $0.18 per share, versus an adjusted operating income of $1.6 million and adjusted net income of $1.0 million or $0.10 per share, for the second quarter of fiscal 2012. Included in the fiscal 2012 second quarter financials are the results of operations from the Byers Peak acquisition which was completed on March 4, 2011.

Our consolidated second quarter revenue was $55.4 million, increasing 20% or $9.0 million from the same period in the prior year or up 14% after adjusting for the effect of the Company’s prior year acquisition of Byers Peak Incorporated. The overall increase in revenue reflects growth in new and existing customer programs from the Medical and Complex Systems segments which outpaced customer disengagements and the impact of Siemens dual sourcing, reflective of our increased investment in business development over the past year. Additionally, increased U.S. Navy and foreign sonobuoy shipments contributed to the increase in sales.

Our gross profit in the second quarter of fiscal 2012 was $8.7 million compared to $7.5 million in the second quarter of fiscal 2011. The gross profit percentage decreased slightly by 50 basis points to 15.8% in the fiscal 2012 second quarter resulting from decreases in both the Company’s Medical and DSS segments, partially offset by a 3.3% increase from the Complex Systems segment.

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Selling and administrative expenses as a percentage of sales decreased to 10.0% of sales from 12.3% in the prior year’s second quarter. The Company incurred $0.2 million of internally funded research and development expenses in both of the quarters ended December 31, 2011 and 2010.

During the fiscal year 2012 second quarter, the Company recorded a $0.1 million gain on the $1.75 million sale of the Company’s non-performing investment in Cybernet Systems Corporation.

Income tax expense of approximately $1.1 million was recognized in the current year second quarter compared to $0.1 million for the same period in the prior fiscal year. At June 30, 2011, the Company reinstated approximately $11.7 million of deferred tax assets as the Company now believes it is more likely than not that it will be able to utilize these tax benefits in future periods.

I would now like to turn over the next portion of today’s call to Greg so that he can update you on our individual segment results and our liquidity and capital resources.

GREG SLOME (CFO) SPEAKS

Thanks Cary.

{Slide 6 – Medical Operating Results}

Medical sales increased approximately $2.4 million in the three months ended December 31, 2011 as compared with the same quarter last year, reflecting $4.2 million of net increased sales

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to new and existing customers and $2.5 million of fiscal 2012 incremental sales from the Company’s acquisition of Byers Peak in March 2011. Included in the net increase to new and existing customers is approximately $0.5 million of accelerated sales to one customer in advance of the transfer of production of this customer’s products in connection with the consolidation of the Byers Peak facility into the Frederick, Colorado facility. Partially offsetting these sales increases was $4.3 million of decreased sales to two customers. Decreased sales to one customer of $2.7 million reflects the impact of this customer’s disengagement during fiscal 2011 and decreased sales to Siemens Diagnostics of $1.6 million reflects, in part, the impact of its dual sourcing of certain of its programs with the Company.

The gross profit percentage on Medical sales decreased slightly at 14% for the three months ended December 31, 2011 compared to 15% for the prior year quarter. The decrease in margin on Medical sales reflects decreased capacity utilization at the Strongsville, Ohio facility and certain unfavorable product mix between the two periods, partially offset by increased capacity utilization at the Frederick, Colorado facility and cost management efforts at the Strongsville, Ohio facility.

{Slide 7 – Complex Systems Operating Results}

Complex Systems sales increased approximately $2.0 million in the three months ended December 31, 2011 as compared with the same quarter last year. The comparable sales reflect $2.2 million of increased sales to multiple new and existing customers as well as $0.7 million of additional intercompany sales, partially offset by reduced demand for various customers’ programs.

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The gross profit percentage increased to 10% for the three months ended December 31, 2011 compared to 7% for the prior year quarter. The quarter-over-quarter comparison primarily reflects favorable product mix, including higher margins on new business, and improved capacity utilization at the Company’s Vietnam facility.

{Slide 8 – DSS Operating Results}

DSS sales increased approximately $5.3 million in the three months ended December 31, 2011 as compared with the same quarter last year, reflecting increased sonobuoy sales to foreign governments, as well as increased U.S. Navy sonobuoy production and engineering sales in the current year quarter, partially offset by decreased legacy digital compass sales due to delays in customers’ related military programs of which these products were a part.

Gross profit percentage was adversely affected in the current year quarter by decreased digital compass sales, which typically carry higher margins, and by increased costs resulting from sonobuoy quality improvement activities in the current year quarter, partially offset by the positive impact from a significant increase in foreign sonobuoy sales.

{Slide 9 – Liquidity & Capital Resources}

I would now like to review our current debt and liquidity positions as of the end of the quarter. The only remaining debt outstanding at December 31, 2011 is our Industrial Revenue Bonds with the State of Ohio of approximately $1.7 million. During the quarter ended December 31, 2011, the Company made total principal and interest payments of $0.1 million. Our debt to equity ratio on December 31, 2011 was at .02 to one.

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As of December 31, 2011, the Company had $31 million in cash and cash equivalents and no outstanding borrowings against available funds on its $20 million revolving credit facility provided in August 2009 by PNC Bank, National Association. The credit facility is subject to certain customary covenants which were met at December 31, 2011.

Summarizing our cash flows for the six months ended December 31, 2011, operating activities provided $7.7 million of net cash flows. Excluding changes in working capital, operating activities provided $6.8 million in the first six months of fiscal 2012, reflecting the Company’s positive operating performance during the period. Working capital provided $0.9 million of net cash flows in the first six months of fiscal 2012, primarily reflecting the collection of advance billings related to U.S. Navy contracts during the quarter in excess of the funding of production under those contracts, partially offset by increases in certain prepaid expenses and reductions in accounts payable and accrued liabilities.

Cash flows used in investing activities in the six months ended December 31, 2011 and 2010 totaled $0.2 million, reflecting proceeds from the Company’s sale of its investment in Cybernet Systems Corporation for approximately $1.7 million, offset by capital expenditures totaling $1.9 million. Included within the fiscal 2012 capital expenditures is approximately $0.8 million of capital expenditures related to the implementation of a new enterprise resource planning system expected to be put into service in calendar 2012.

Cash flows from financing activities in the six months ended December 31, 2011 included $1.5 million used to repurchase the Company’s common stock. Through the end of January 2012, the Company has repurchased a total of approximately 338,000 shares at a total cost of $2.7 million.

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I would now like to turn the presentation back over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Greg.

We have received a number of inquiries from our investors and analysts related to sonobuoy contract awards from the U.S. Navy and abroad, the Federal government’s budget outlook, and the impact of Siemens dual sourcing efforts to our top line.

{Slide 10 – DSS Sonobuoy Awards}

As world issues continue to be in the news such as China’s announcement on expanding its submarine fleet, Russia’s visible submarine presence off the United States’ eastern seaboard two summers ago, the uncertainty related to North Korea’s regime change and the heightened tensions in the Straits of Hormuz, we expect that the use and the demand for our sonobuoy product will not significantly fluctuate in the next couple of years.

On this slide, we have broken out the U.S. Navy contract awards based on the U.S. government’s fiscal year and below it we have shown the sonobuoy product revenue in Sparton’s fiscal year broken out by sonobuoy type. As you can see, it is difficult to match the government’s fiscal year awards to the actual shipments in our given fiscal year as their fiscal year goes from October through September, each contract for which delivery can last 18-24 months in duration, and we manage the production schedule to maximize internal manufacturing efficiencies and balance with the inconsistent nature of foreign shipments.

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As discussed in previous conference calls, we anticipated that we would see a drop in U.S. Navy shipments in the current fiscal year back to normal levels, but would recover it through increased sales to foreign nations. Higher sales in Sparton’s fiscal 2011 were the result of increased orders to assist the U.S. Navy at moving their inventory position closer to required levels and we do not see them being reduced in the near term. It is expected that we will see normal levels of shipments going forward, notwithstanding any unforeseen changes in the Department of Defense’s budget and/or operational approach.

Lastly, with the signing and public release of the U.S. government’s fiscal year 2012 Federal Budget at the end of December, Congress appropriated $95 million, an 8% increase from the prior year’s budget, for the line-item where sonobuoy product purchases are covered. At the very least, we expect similar ordering patterns as we plan fiscal 2013.

{Slide 11 – Siemens Dual Sourcing Impact}

While we believe we are already experiencing a significant portion of the impact of Siemens dual sourcing initiative, the effect in the quarter was diluted by the strength of orders from our other medical programs. Sales to Siemens dual sourced programs for the first half of fiscal 2012 were $7.5 million and the Company is forecasting total fiscal 2012 revenues from these Siemens programs to range from $12 million to $13 million. As evidenced by a comparison between the second half of fiscal 2011 and the first half of fiscal 2012, the effect of Siemens dual sourcing has resulted in an $8 million shortfall which is more than offset by a $10 million increase in revenue from other medical programs. It is expected that the shortfall in this fiscal year’s Siemens dual sourced programs will be fully offset by increased sales with existing customer programs coupled with new business awards.

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{Slide 12 – Fiscal 2012 Outlook}

Finally, I would like to close the presentation by providing a brief outlook on what to expect for the remainder of fiscal 2012.

We continue to focus on our three growth initiatives of targeted business development, internal research and development, and strategic mergers and acquisitions. Our business development efforts continue to generate new business leads through our trade show participation, enhanced collateral material and messaging, and other marketing vehicles such as the release of our first white paper and outreach via social media.

In August at the Association for Unmanned Vehicle Systems International’s exhibition in Washington, D.C., we launched our new digital compasses, the DC-4 and GEDC-6, and began shipping those products in the second quarter. Although the near term revenue impact is modest, we have seen an increase in engineering sample orders with a number of new customers generated by our trade show presence, new website, and technical informational webinars.

At the same time, we remain acquisitive in relation to strategic acquisitions and will continue to be prudent in our identification and evaluation of further opportunities. I look forward to reporting on each of these initiatives in future quarters.

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As in the past, we will be presenting at various investor and trade show conferences, meeting with our existing investors, and calling on potential new investors throughout the year. In the near term, some of the events that will be occurring are:

•	the MD&M West trade show in Anaheim from February 14th to the 16th

•	a Midwest investor road show later in February

•	a West Coast investor road show in the San Francisco and L.A. areas in March

•	an East Coast investor road show in April, and

•	the SPIE Trade Show for Defense, Sensing & Security from April 24th to the 26th.

{Slide 13 – Q&A}

As we continue to execute on our strategic growth plan, reflective in our recent new business wins and proprietary product launches, I continue to be excited about the Company’s current position for future growth and look forward to reporting on future successes.

We thank you for your support.

MIKE OSBORNE SPEAKS

Thank you, Cary and Greg. We will now open it up for questions. Operator, the first question please.

After questions: I would like to thank all the participants in today’s call. We apologize that we could not get to everybody’s questions. Again, today’s call, including the question and answer period, has been recorded and will be posted to our website under “Investor Relations” later today. Thank you.

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